RENTAL AGREEMENT

 1. This constitutes a month-to-month rental agreement between Shared Secretarial Service, Inc., (Lessor) and Cerprobe (Lessee) for office space at 15455 N.W. Greenbrier Parkway, Suite 210 (Suite 50) Beaverton, Oregon 97006. It is specifically understood that the Lessee is responsible for the care of their section of the building. This agreement shall be effective April 19, 1996 and shall continue on a month-to- month basis. The rental rate of this space is made in consideration of $297.00 per month. Lessor shall not be liable to Lessee in any respect whatsoever except for providing the space described herein and providing normal office service.

 2. It is further understood that either party must notify the other 30 days in advance of intent to vacate the premises. Termination must occur at the end of any calendar month. Upon vacating the premises, tenant hereby agrees to return same in good repair.

 3 Rent is payable on the first of the month for the following month. Rent will be delinquent after the 5th of the month and is subject to a $25 late charge or termination of this agreement at the discretion of Shared Secretarial Service, Inc.

 4. You will receive a key to the main entry to the building, Suite 210, and to your individual office (Suite 50). The building will be open from 5:30 a.m. - 11:00 p.m. Monday through Thursday, 5:30 a.m. to 10:00 p.m., Friday's, and 8:00 a.m. - 6:00 p.m., Saturday's. When entering or leaving the building at times other than those stated above, please be sure to lock the doors and turn out the lights. It is your responsibility to lock up after you enter or leave the building. Any keys issued are to be returned at the end of your rental period. There will be a $100.00 replacement charge if the primae security key is not returned.

 5. The lobby directory is available should you wish to have your name and/or company listed. There is a set-up charge of $40.00.

 6. Secretarial work done in the Executive Suites is to be done only by the secretarial services. Work will be done as quickly as possible on a first come, first serve basis.

 7. Tenant will not use or permit in office space anything that will increase the rate of fire insurance thereon or maintain anything that may be dangerous to life or limb; or in any manner deface or injure said building or any portion thereof; or overload the floors, or permit any objectionable noise or odor to escape or to be emitted for said premises; or permit anything to be done upon premises in any way tending to injure the reputation of the building; or for any immoral or illegal
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         purposes;  and that the tenant will comply at tenant's  own cost of any municipality, state or other governmental authority respecting the use of the premises.

 8.      Lessee shall be responsible for all phone cost.

 9 The individual executing this lease personally guarantees payment due on this lease in the event of default.

10. Lessee has deposited with Lessor a Security Deposit in the amount of the Monthly Rent. The Security Deposit constitutes security for the faithful performance by Lessee of all the terms, covenants and conditions of this Rental Agreement. If Lessee defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of rents, Lessor may use, apply or retain all or any part of the Security Deposit for the payment of any rent of any other sum in default, or for the payment of any other amount which Lessor may spend or become obligated to spend by reason of Lessee's default. If any portion of the Security Deposit is so used or applied Lessee shall, upon demand thereof, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount, and Lessee's failure to do shall be a material breach of the Rental Agreement. Lessor shall not be required to keep the Security Deposit separate from its general funds, and shall not be entitled to interest on the Security Deposit, the amount of the Security Deposit and other provisions of this Rental Agreement having been established and negotiated in contemplation of the foregoing. If Lessee shall fully perform every provision of the Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Lessee or to any assignee to Lessee at the expiration of the Lease Term and upon surrender of the premises. In no event shall Lessee have the right to apply any part of the Security Deposit to rent due hereunder. Security deposit will be held until property management assesses any damages to the office and repairs are made (i.e. carpets cleaned, and office painted, etc.).

11. In the event a suit, action or other proceeding of any nature is instituted to interpret or enforce any provision of this Agreement or with respect to any dispute relating to this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and all other fees, costs, and expenses actually incurred and reasonable necessary in connection therewith. In the event of suit, action, or other proceeding, the amount thereof shall be determined by the judge, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

         IN WITNESS WHEREOF, Lessor and Lessee have executed this Rental Agreement as of the day and year first above written.
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         Individuals signing on behalf of a principal warrant that they have the authority to bind their principals.

         LESSOR:  Shared Secretarial Service, Inc.

         -----------------------------------------

         Date:____________________________________

         LESSEE:  Cerprobe

                  J. Segnar